                                 ImagicTV Inc.

                                    [LOGO]
                                   iMagicTV





                   Notice of Annual Meeting of Shareholders

                                      and

                        Management Information Circular



                                 June 20, 2001

                                 ImagicTV Inc.

                    (Incorporated under the laws of Canada)

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the shareholders of ImagicTV Inc. ("Shareholders"):

NOTICE IS HEREBY GIVEN that the annual meeting (the "Meeting") of holders of common shares ("Common Shares") of ImagicTV Inc. (the "Corporation") will be held at the Saint John Trade & Convention Centre, One Market Square, Saint John, New Brunswick E2L 4Z6 on Tuesday, July 31, 2001 at 10:00 a.m., Atlantic time, for the following purposes:

1. to receive the audited consolidated financial statements of the Corporation for the fiscal year ended February 28, 2001, together with the report of the auditors thereon (the "Financial Statements");

2.   to elect directors;

3.   to appoint auditors and authorize the directors to fix their remuneration;
     and

4. to transact such further and other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on Monday, June 25, 2001 as the record date for the determination of the Shareholders entitled to receive notice of, and to vote at, the Meeting.

This notice is accompanied by a form of proxy (the "Proxy Form"), the management information circular of the Corporation dated the date hereof (the "Circular") and the Corporation's 2001 Annual Report which includes the Financial Statements. A copy of each such document has been sent to each director, each Shareholder entitled to notice of the Meeting and to the Corporation's auditors and has been filed with the securities regulatory authorities in each of the provinces and territories of Canada, as well as with the Director under the Canada Business Corporations Act, the Securities and Exchange Commission in the United States, The Toronto Stock Exchange and the Nasdaq National Market.

Shareholders unable to be present at the Meeting in person are invited to (i) execute and return the paper Proxy Form in the envelope provided for that purpose or (ii) submit a proxy using the Internet. Procedures for submitting a proxy by use of the Internet are described in the Circular. Paper Proxy Forms to be used at the Meeting must be mailed in the enclosed envelope or hand delivered to CIBC Mellon Trust Company, Attention: Proxy Department, PO Box 12005 STN BRM B, Toronto, Ontario M7Y 2K5 or received by the Secretary of the Corporation at One Brunswick Square, Saint John, New Brunswick E2L 3Y2, before the close of business (5:00 p.m., Atlantic time) on July 30, 2001 or the last business day preceding the date of any adjournment of the Meeting, if applicable, or deposited with the Chairman of the Meeting before the commencement of the Meeting or any adjournment thereof. If a Shareholder elects to submit a proxy by use of the Internet, such proxy must be delivered not later than 10:00 a.m. Atlantic time on July 29, 2001.

                                    By Order of the Board

                                    /s/ Sue MacQuarrie
                                    Sue MacQuarrie
                                    Corporate Secretary

June 20, 2001

                                    [LOGO]
                                   iMagicTV


                                 ImagicTV Inc.

                        MANAGEMENT INFORMATION CIRCULAR


SOLICITATION OF PROXIES

This Management Information Circular (the "Circular") is furnished in connection with the solicitation by management of ImagicTV Inc. (the "Corporation" or "ImagicTV") of proxies to be used at the annual meeting of shareholders of the Corporation (the "Meeting") referred to in the accompanying notice of meeting ("Notice") to be held at the time and place and for the purposes set forth in the Notice. The solicitation will be made primarily by mail, but proxies may also be solicited personally or by telephone by the Corporation at nominal cost. The cost of the solicitation will be borne by the Corporation. The information contained herein is given as of June 20, 2001 unless indicated otherwise.

Copies of the Corporation's 2001 Annual Report which includes the audited consolidated financial statements of the Corporation for the fiscal year ended February 28, 2001, together with the report of the auditors thereon have been provided to holders of common shares ("Shares" or "Common Shares") of the Corporation on the Record Date (as defined below) fixed for the Meeting ("Shareholders") together with this Circular, the Notice, and the form of proxy (the "Proxy Form"). The Corporation's 2001 Annual Report also includes management's discussion and analysis of the Corporation's financial condition and results of operations for the fiscal year ended February 28, 2001.

APPOINTMENT OF PROXYHOLDERS AND REVOCATION OF PROXIES

Shareholders who are unable to attend the Meeting and vote in person may still vote by appointing a proxyholder.

A Shareholder may convey voting instructions in one of the two voting methods:
(i) use of the paper Proxy Form to be returned by mail or hand delivery or (ii) use of the Internet proxy procedure. By conveying voting instructions in one of the two ways, Shareholders can participate in the Meeting through the person or persons named on the Proxy Form.

The persons specified in the Proxy Form are directors and/or officers of the Corporation. A Shareholder has the right to appoint a person, who need not be a Shareholder, to represent such Shareholder at the Meeting or any adjournment thereof other than the persons specified in the enclosed form of proxy. Such right may be exercised by inserting such person's name in the blank space provided in the Proxy Form or by completing another proper Proxy Form. The paper Proxy

Form is the only voting option by which a Shareholder may appoint a person as proxy other than the management nominees named on the Proxy Form.

Mail or Hand Delivery

For Shareholders who wish to use the paper Proxy Form, the completed, dated and signed Proxy Form must be mailed in the enclosed envelope or hand delivered to CIBC Mellon Trust Company, Attention: Proxy Department, PO Box 12005 STN BRM B, Toronto, Ontario M7Y 2K5 or received by the Secretary of the Corporation at One Brunswick Square, PO Box 303, Saint John, New Brunswick E2L 3Y2 before the close of business (5:00 p.m., Atlantic time) on July 30, 2001 or the last business day preceding the date of any adjournment of the Meeting, if applicable, or deposited with the Chairman of the Meeting before the commencement of the Meeting or any adjournment thereof. Enquiries regarding the Proxy Form can be made to CIBC Mellon Trust Company at 1-800-387-0825 or 416-643-5500.

Internet

If a Shareholder elects to submit a proxy by use of the Internet then the Shareholder must access the following website:

                         www.proxyvoting.com/imagictv

A Shareholder must then follow the instructions contained on the website and refer to the Proxy Form sent to that Shareholder, and will be required to enter the Control Number provided to the Shareholder, as described under the heading "Control Numbers", below. Voting instructions are then conveyed electronically by the Shareholder over the Internet.

Control Numbers

In order to submit a proxy via the Internet, Shareholders will be required to enter the Control Number that has been provided to the Shareholder on the Proxy Form delivered to the Shareholder. The type of Control Number provided to each Shareholder will depend upon the manner in which such Shareholder owns his or her or its Shares. Registered Shareholders, being Shareholders whose shares are held in the Shareholder's own name, will have received a Proxy Form which contains a 13 digit Control Number located on lower left hand side on the back side of the Proxy Form.

Beneficial Shareholders are Shareholders who do not hold their Shares in their own name but rather in the name of their broker or the broker's nominee (also known as "street form"). Beneficial shareholders will receive a Proxy Form from such broker or nominee which contains a 12 digit Control Number and is located in the "Instruction" area of the beneficial Shareholder's Proxy Form. Some Shareholders may own Shares as both a Registered Shareholder and as a Beneficial Shareholder. Such Shareholders will need to vote separately, using the applicable Control Number, in respect of Shares held in their own name or held beneficially through their broker or its nominee.

REVOCATION OF PROXIES

If prior instructions were submitted by mail or hand delivery, a Shareholder, or such Shareholder's attorney authorized in writing, who has appointed a proxyholder to attend and vote at the Meeting has the power to revoke such appointment as to any matter on which a vote shall not already have been cast pursuant to the authority conferred by the Proxy Form and may do so either: (a) by delivering another properly executed Proxy Form bearing a later date and depositing it as aforesaid; or (b) by depositing an instrument in writing revoking the proxy executed by such Shareholder or such Shareholder's attorney authorized in writing (i) to the Secretary of the Corporation at One Brunswick Square, PO Box 303, Saint John, New Brunswick E2L 3Y2 at any time up to and including the close of business (5:00 p.m. Atlantic time) on July 30, 2001 or the last business day preceding any adjournment of the Meeting, as applicable, at which the proxy is to be used, or (ii) with the Chairman of the Meeting, prior to its commencement, on the day of the Meeting or any adjournment thereof; or (c) in any other manner permitted by law.

If the prior instructions were conveyed by use of the Internet as described above, new instructions by mail, hand delivery or use of the Internet within the respective time frames set forth above will revoke the prior instructions.

EXERCISE OF DISCRETION BY PROXY HOLDERS

Shares represented by properly executed proxies in favour of the persons named in the enclosed Proxy Form will be voted on any duly requested ballot. Where the Shareholder's Proxy Form specifies a choice with respect to the matters identified in the proxy, the Shares shall be voted for or withheld from voting in the election of directors and the appointment of auditors, in each case in accordance with such Shareholder's express directions.

Where Shareholders have properly appointed the persons named in the enclosed Proxy Form as their proxyholders and have not specified in the Proxy Form the manner in which the named proxyholders are required to vote the Shares represented thereby, the Shares represented by any such proxy received by management will, in each case, be voted in favour of: (1) the election of the
                                        ------------
individuals indicated under the heading "Nominees for Election" as directors; and (2) the appointment of KPMG LLP, Chartered Accountants as the auditors of Corporation and the authorization of the directors to fix the remuneration of the auditors.

The enclosed Proxy Form confers discretionary authority upon the persons named therein with respect to amendments to or variations of matters identified in the Notice and to other matters that may properly come before the Meeting or any adjournments thereof. As at the date hereof, the management of the Corporation knows of no such amendments, variations, or other matters to come before the Meeting other than those referred to in the Notice and routine matters incidental to the conduct of the Meeting. If any further or other business is properly brought before the Meeting, it is intended that proxies will be voted on such other business matters as the person appointed as proxy then considers to be proper.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The authorized share capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of Preferred Shares. As at the close of business on June 19, 2001 there were 24,598,442 Common Shares and no Preferred Shares outstanding.

Shareholders at the close of business on Monday, June 25, 2001 (the "Record Date") will be entitled to vote at the Meeting or at any adjournment thereof, either in person or by proxy. Shareholders are entitled to one vote at the Meeting or any adjournment thereof for each Common Share registered in the Shareholder's name on the Record Date, except that a transferee of Shares acquired subsequent to the Record Date shall be entitled to vote such Shares at the Meeting or any adjournment thereof if such transferee produces properly endorsed certificates for such Shares, or otherwise establishes that such transferee owns such Shares, and demands not later than ten days before the Meeting that such transferee's name be included in the list of the Shareholders entitled to receive the Notice prepared by the Corporation at the Record Date.

To the knowledge of the directors and senior officers of the Corporation, as of the close of business on June 19, 2001, except as follows no person or company owns, beneficially or of record, directly or indirectly, or exercises control or direction over, more than 10% of the Common Shares:

                                                         Number of Shares           Percentage of Shares
                                                         ----------------           --------------------
                                                        Beneficially Owned           Beneficially Owned
Name of Beneficial Owner                                ------------------           ------------------
------------------------
Aliant Inc. ("Aliant")                                            7,209,751                          29.31%
(held through Aliant Horizons Inc.)..................
Compagnie Financiere Alcatel ("Alcatel")
(held through its subsidiary, Alcatel Canada Inc.)...             3,986,857                          16.21%
Whitecastle Investments Limited ("Whitecastle")......             2,464,927                          10.02%
Celtic House International ("Celtic House")
(held through 506048 N B Ltd.).......................             2,454,676                           9.98%

As of the close of business on June 19, 2001, CDS & Co. as nominee on behalf of The Canadian Depository for Securities Limited ("CDS") was the registered holder of 7,127,467 Common Shares representing approximately 28.97% of the outstanding Common Shares and Cede & Co as nominee on behalf of The Depository Trust Company ("DTC") was the registered holder of 3,055,138 Common Shares representing approximately 12.42% of the outstanding Common Shares. It is, however, management's understanding that the Common Shares registered in the name of CDS or DTC are held by various brokers and other parties on behalf of clients and others (including certain of the principal holders named above).

Except as disclosed above, as at June 20, 2001, the current directors and officers of the Corporation as a group owns directly or indirectly or exercised control or direction over a total of 191,451 Common Shares representing approximately 0.78% of the issued and outstanding Common Shares.

ELECTION OF DIRECTORS

The number of directors of the Corporation to be elected at the Meeting is nine. Each of the nominees for election as director is currently a director of the Corporation.

On any ballot that may be called for in the election of directors, the persons named in the enclosed Proxy Form intend to vote in favour of each of the proposed nominees whose names are set forth below with respect to each of the Shares represented by such proxy, unless the shareholder who has given such proxy has directed that the Shares be otherwise voted or withheld from voting in the election of directors.

Management does not contemplate that any of the proposed nominees will be unable to serve as a director, but if that should occur for any reason prior to the Meeting, the persons named in the enclosed Proxy Form, unless directed to withhold from voting, shall have the right to vote for other nominees at their discretion. Each director elected will hold office until the next annual meeting of shareholders or until his successor is appointed, unless such person's office is earlier vacated.

Nominees for Election

The following table sets out the name of each of the persons proposed by management to be nominated for election as a director. The table and the narrative below describes the principal positions and offices held by each of them in the Corporation, the principal occupation or employment of each of them, the month and year in which each was first elected as a director of the Corporation and the number of Shares that each has advised he beneficially owned, directly or indirectly, or are subject to his control or direction as of June 20, 2001.

                                                                               Number of Common Shares Owned
Name,                                                                          Beneficially or of Record
Municipality of Residence and         Position with Corporation and            Directly or Indirectly, as of
Director Since                        Principal Occupation                     June 20, 2001
--------------------------------      -----------------------------------      -------------------------------
Marcel LeBrun                         President and Chief Executive            14,545
Fredericton, New Brunswick            Officer and Director
January 1998

Peter G. Jollymore/(2)(3)/            Chairman of the Board and Director       27,702
Saint John, New Brunswick
January 1998

Gregory Allemann                      Director                                 Nil
Austin, Texas
April 2001

Joe C. Culp/(1)(2)/                   Director                                 22,273
Austin, Texas
August 1999

Carey Diamond/(1)(3)/                 Director                                 Nil/(4)/
Toronto, Ontario
January 2000

Dr. Terence Matthews                  Director                                 Nil/(5)/
Kanata, Ontario
January 1998

Robert E. Neal/(1)/                   Director                                  7,819/(6)/
Quispamsis, New Brunswick
June 1999

Gerald L. Pond/(2)(3)/                Director                                 43,338/(6)/
Rothesay, New Brunswick
January 1998

Paul Spruyt                           Director                                 Nil/(7)/
Heverlee, Belgium
July 2000

Notes:

/(1)/  Member of the Audit Committee

/(2)/  Member of the Human Resources Committee

/(3)/  Member of the Corporate Governance Committee

/(4)/ Whitecastle beneficially owns 2,464,927 Common Shares and Mr. Diamond is the President and Chief Executive Officer of Whitecastle.

/(5)/ Celtic House beneficially own 2,454,676 Common Shares and Dr. Matthews is the principal of Celtic House.

/(6)/ This excludes 7,209,751 Common Shares beneficially owned by Aliant. Mr. Pond is an officer of Aliant and Mr. Neal is an officer of a subsidiary of Aliant.

/(7)/ Alcatel beneficially owns 3,986,857 Common Shares and Mr. Spruyt is the General Manager of the VDSL Virtual Company of Alcatel.

     The background of each of these individuals is also provided below.

     Marcel LeBrun. Mr. LeBrun co-founded ImagicTV and has served as President and Chief Executive Officer since January 1998. From June 1992 to December 1997, Mr. LeBrun held various positions at NBTel Inc. ("NBTel"), including Managing Director of E-Business Services and other senior technical, marketing and strategic business planning positions. Mr. LeBrun has a Bachelor of Science in Electrical and Computer Engineering from the University of New Brunswick.

     Peter G. Jollymore. Mr. Jollymore has been Chairman of the Board of ImagicTV since January 1998. He is also currently the Acting Dean of the Faculty of Business at the University of New Brunswick in Saint John, New Brunswick. From 1967 until his retirement in December 1998, Mr. Jollymore served in various positions at NBTel from design engineer to Vice President of NBTel and its affiliate Bruncor Inc. ("Bruncor"). He serves on the Board of Directors of the Business Development Bank of Canada and Callistro Multimedia Inc., a computer software company producing video-on-demand applications. He has a Bachelor of Science in Engineering from Mount Allison University and a Bachelor of Engineering from the Technical University of Nova Scotia.

     Greg Allemann. Since March 2001, Mr. Allemann has served as Vice President of Marketing and Sales for WebOffice, Inc., a privately held communications infrastructure company. Mr. Allemann is also President of Allemann Associates, a consulting firm for the communications industry. In 2000, Mr. Allemann retired from SBC Communications after a 30-year career in which he held a variety of positions in technology research, network planning, network operations, product development, market planning, and procurement. During his last eight years with SBC, Mr. Allemann was Vice President and Executive Director of Broadband Infrastructure and Services for SBC's R&D subsidiary (SBC Technology Resources, Inc.). He has served and chaired the Texas Telecommunications Engineering Consortium and the Advisory Board of the University of Texas Electrical Engineering Department.

     Joe C. Culp. Since 1990, Mr. Culp has served as President of Culp Communications Associates, a management consulting firm for the telecommunications industry. Mr. Culp has served as President of Lightnet, a fibre optic telecommunications carrier that Southern New England Telephone Company (now SBC Corporation) and CSX Corporation owned. He has also served as President of the Telecom Group of Rockwell International, a provider of electronic controls and telecommunications equipment. Mr. Culp currently serves on the Board of Directors of two privately-held telecommunications companies. He has served on the Advisory Board of the telecommunications group of the University of Texas, Arlington and the University of Arkansas.

     Carey Diamond. Since 1996, he has served as President and Chief Executive Officer of Whitecastle, a private investment company in Canada and as managing director of its venture capital division Whitecap Venture Partners. From 1989 to 1996, Mr. Diamond served as Executive Vice President of Whitecastle. He currently serves on the Board of Directors of Alterna Technologies Group Inc., Photonami Inc. and Texar Corporation, all privately held Canadian high technology companies.

     Dr. Terence H. Matthews. Dr. Matthews founded Newbridge Networks Corporation, a company that designs, manufactures, markets and services wide area network solutions, in March 1986 and served as Chairman of the Board and Chief Executive Officer of Newbridge from its inception to May 2000. Dr. Matthews was a co-founder of Mitel Corporation, a designer and manufacturer of telecommunications integrated circuit devices. He is also the principal of Celtic House. Since June 2000, he has been Chairman and Chief Executive Officer of March Networks Corp., a networked video applications company.

     Robert E. Neal. Since June 2000, he has served as President of Innovatia Inc., a company within the Aliant emerging business group that focuses on the development and sale of Internet-based technology. Mr. Neal joined NBTel in 1979 and since that time has held various positions with NBTel and its affiliates, including Vice President from September 1998 to February 2000.

     Gerald L. Pond. From November 1994 to March 1999, Mr. Pond served as President and Chief Executive Officer of Bruncor. Since March 1999, Mr. Pond has served as Executive Vice President of Aliant. Mr. Pond is also the President of Aliant Telecom and Emerging Business. He is currently serving on the Board of Directors of Innovatia and Prexar Inc., both Aliant affiliates.

     Paul Spruyt. Since September 1999, he has served as General Manager of VDSL Virtual Company of Alcatel, a corporation which builds next generation networks, delivering integrated end-to-end voice and data communications solutions. From November 1997 to August 1999, he was Project Manager of Metallic Access Systems for Alcatel and from August 1995 to October 1997, he was Project Manager of Twisted Pair Access Systems for Alcatel.

Audit Committee

ImagicTV is required by applicable law to have an audit committee consisting of at least three directors, a majority of whom must be independent, non-executive directors. The audit committee currently has three members: Joe Culp, Chairman, Carey Diamond and Robert Neal. The audit committee is responsible for, among other things: (i) recommending the annual appointment of the Corporation's auditors; (ii) reviewing the independence of the Corporation's auditors; (iii) reviewing and approving interim and annual financial statements with management and the Corporation's auditors; (iv) assessing accounting principles used by the Corporation in financial reporting; and (v) reviewing the adequacy of the Corporation's internal control procedures.

Corporate Governance

The Toronto Stock Exchange Committee on Corporate Governance in Canada issued a report setting out a series of guidelines for effective corporate governance. These guidelines deal with the composition, mandate, and objectives of boards of directors and their committees, the independence of corporate boards, the effectiveness and education of board members and other matters dealing with corporate governance. It is a requirement that each corporation that is listed on The Toronto Stock Exchange annually disclose its approach to corporate governance with reference to the guidelines. The disclosure is attached to this Circular as Schedule "A".

Corporate Governance Committee

The Corporate Governance Committee consists of Carey Diamond, Chairman, Peter Jollymore and Gerald Pond. The committee's mandate is to develop and monitor our approach to corporate governance issues, establish procedures for the identification of new nominees to our board, develop and implement orientation procedures for new directors and assess the effectiveness of our board and its committees.

Human Resources Committee

Pursuant to the 2000 Share Option Plan, the Human Resources Committee ("HR Committee") must be comprised of at least two non-employee directors. The HR Committee currently consists of Peter Jollymore, Chairman, Gerald Pond and Joe Culp. The committee's mandate is to establish salaries, incentives, and other forms of compensation for our directors, executive officers, employees, and consultants. The HR Committee also administers the Corporation's other benefit plans.

EXECUTIVE COMPENSATION

Report on Executive Compensation

Part of the mandate of the HR Committee is to periodically review the compensation structure of the Corporation with respect to its executive officers to ensure that the Corporation continues to attract and retain quality and experienced individuals to its management team and to motivate these individuals to perform to the best of their ability and in the best interests of the Corporation. The HR Committee makes recommendations with respect to the compensation of the Corporation's executive officers to the Board of Directors, which gives final approval with respect to any executive compensation matters and issues. The HR Committee compares remuneration for executive officers of the Corporation to the remuneration for similar executives in relevant markets. In the case of newly hired employees, the individual's performance and compensation level in his or her prior positions will also be a determining factor.

The key components for the compensation of the executive officers of the Corporation are base salaries, bonuses and stock options. It is the policy of the Corporation that the base salaries paid to its executive officers, in addition to the criteria set out above, reflect the individual responsibility and experience of the executive officer and the contribution that is expected from the executive officer. Base salaries and bonuses are reviewed by the HR Committee on an annual basis to ensure that these criteria are satisfied. Stock options under the Corporation's stock option plan are granted by the Board of Directors to executive officers from time to time as a long-term performance incentive.

The foregoing report is submitted on behalf of the HR Committee.

Compensation of Executive Officers

The following table sets forth the compensation paid to Marcel LeBrun, Norman Bier, Doug Harrington, Marjean Henderson, Gerry Verner and Allan Cameron (the "Named Executive Officers") for each of the Corporation's three most recently completed financial years. The Named Executive Officers are the only persons for whom executive compensation disclosure is required under applicable securities laws. The Corporation has not adopted any long-term incentive plans.

All dollar amounts in this Circular are expressed in U.S. dollars, except where indicated to the contrary. References to "$" or "U.S.$" are to U.S. dollars and references to "C$" are to Canadian dollars.

     Summary Compensation Table for the Fiscal Year Ended February 28, 2001

                                              Annual Compensation                      Long-Term
                                                                                      Compensation
                                        -------------------------------------------------------------------------------------
                                                                                         Awards
                                                                                    ------------------
                                                                Other Annual         Securities Under          All Other
                                         Salary    Bonus      Compensation/(2)/           Options           Compensation/(3)/
Name and Principal Position   Year/(1)/   ($)       ($)              ($)                    (#)                ($)
-----------------------------------------------------------------------------------------------------------------------------
Marcel LeBrun, President and     2001   163,400   50,200             21,600                      -                     -
 Chief Executive Officer         2000    81,300        -              7,050                186,176                     -
                                 1999    68,700        -              4,400                      -                     -
-----------------------------------------------------------------------------------------------------------------------------
Norman Bier,                     2001   105,800        -                  -                 11,636                99,300
Vice President of Sales for      2000    26,800        -                  -                 29,090                12,000
 North and South America/(4)/    1999         -        -                  -                      -                     -
-----------------------------------------------------------------------------------------------------------------------------
Doug Harrington, Vice            2001   119,800   20,100             18,900                      -                     -
 President of Sales/(5)/         2000    69,600        -              6,250                 69,816                     -
                                 1999    60,000        -              2,600                104,724                     -
-----------------------------------------------------------------------------------------------------------------------------
Marjean Henderson, Vice          2001   117,100        -              7,630                197,812                     -
 President and Chief             2000         -        -                  -                      -                     -
 Financial Officer               1999         -        -                  -                      -                     -
-----------------------------------------------------------------------------------------------------------------------------
Gerry Verner,                    2001    94,000   13,400             19,000                      -                     -
Vice President of Marketing      2000    63,700        -              6,150                104,724                     -
 and Business Development        1999    15,200        -                  -                 69,816                     -
-----------------------------------------------------------------------------------------------------------------------------
Allan Cameron,                   2001    94,700        -             19,000                      -                     -
Vice President of Technology     2000    73,100        -              6,550                162,904                     -
                                 1999    67,500        -              3,700                      -                     -
-----------------------------------------------------------------------------------------------------------------------------

Notes:

(1) The amounts are determined for the applicable fiscal year ended on the last day of February.
(2) Amounts include payments made by us as matching registered retirement savings and pension plan contributions to those made by our executive officers and an automobile allowance.
(3)  Amounts include commissions paid to the executive officers.
(4) Mr. Bier joined the Corporation in December 1999 and has served as an executive officer since April 30, 2001
(5)  Mr. Harrington's employment with the Corporation ceased on March 19,
     2001.

The following table sets forth individual grants of stock options during the fiscal year ended February 28, 2001 to the Named Executive Officers:

         Option Grants during the Fiscal Year ended February 28, 2001

-----------------------------------------------------------------------------------------------------------------------
                                               % of Total                         Market Value
                                                Options                             of Shares
                                 Shares        Granted to                          Underlying
                                  Under        Employees        Exercise or        Options at
                                 Options       in Fiscal         Base Price       Date of Grant
     Name                        Granted         Year          ($ per Share)      ($ per Share)       Expiration Date
-----------------------------------------------------------------------------------------------------------------------
  Marcel LeBrun                    -              -                 -                  -                     -
-----------------------------------------------------------------------------------------------------------------------
  Norman Bier                    11,636         0.73%             11.17              11.17/(1)/          2007/09/13
-----------------------------------------------------------------------------------------------------------------------
  Doug Harrington                  -              -                 -                  -                     -
-----------------------------------------------------------------------------------------------------------------------
  Marjean Henderson             197,812        12.45%              1.54               1.54/(1)/          2007/07/31
-----------------------------------------------------------------------------------------------------------------------
  Gerry Verner                     -              -                 -                  -                     -
-----------------------------------------------------------------------------------------------------------------------
  Allan Cameron                    -              -                 -                  -                     -
-----------------------------------------------------------------------------------------------------------------------

Note:

/(1)/ There was no public market for the Common Shares on the dates of the option grants. Therefore, the amounts set forth in this column represent the fair market value of the Common Shares as of the dates, as determined by the Corporation's Board of Directors.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The officers named in the summary compensation table did not exercise any options during the fiscal year ended February 28, 2001. The following table sets forth the estimated fair market value as of February 28, 2001 of the exercisable and unexercisable options held by these officers.

  -----------------------------------------------------------------------------------------------------------------------------
                                                          Number of Common
                                                          Shares Underlying                       Value of Unexercised
                                                         Unexercised Options                    In-The-Money Options at
                                                       at Fiscal Year End (#)                    Fiscal Year End ($)/(1)/
  -----------------------------------------------------------------------------------------------------------------------------
     Name                                          Exercisable       Unexercisable         Exercisable          Unexercisable
  -----------------------------------------------------------------------------------------------------------------------------
     Marcel LeBrun                                   133,814             168,722              $313,648              $335,873
  -----------------------------------------------------------------------------------------------------------------------------
     Norman Bier                                       7,273              33,453                14,982                44,943
  -----------------------------------------------------------------------------------------------------------------------------
     Doug Harrington                                  69,817             104,723               171,037               240,820
  -----------------------------------------------------------------------------------------------------------------------------
     Marjean Henderson                                     -             197,812                     -               320,455
  -----------------------------------------------------------------------------------------------------------------------------
     Gerry Verner                                     61,089             113,451               121,654               206,481
  -----------------------------------------------------------------------------------------------------------------------------
     Allan Cameron                                   123,633             149,813               289,098               292,470
  -----------------------------------------------------------------------------------------------------------------------------

   Note:

/(1)/ The value of an "in-the-money" option represents the difference between the aggregate estimated fair market value of the Common Shares issuable upon exercise of the option and the aggregate exercise price of the option. The fair market value of the Common Shares at the close of business on February 28, 2001 was $3.16 as quoted on the Nasdaq National Market.


Compensation of Directors

During the fiscal year ended February 28, 2001, no director received monetary compensation for serving as a director of the Corporation other than reimbursement for expenses incurred in attending meetings. The following directors received options to purchase Common Shares pursuant to the Corporation's stock option plan in the fiscal year ended February 28, 2001 as compensation for acting as directors:

-----------------------------------------------------------------------------------------------------
                                Common Shares     Exercise Price
     Name of Director           Under Options      ($ per share)   Date of Grant   Expiration Date
                                   Granted
-----------------------------------------------------------------------------------------------------
Joe C. Culp                        11,636              $1.54         2000/03/23      2007/03/23
                                   11,636              $1.54         2000/08/10      2007/08/10
-----------------------------------------------------------------------------------------------------
Michael McCloskey                  23,272              $1.54         2000/08/10      2007/08/10
-----------------------------------------------------------------------------------------------------
Peter Jollymore                    29,090              $1.54         2000/08/10      2007/08/10
-----------------------------------------------------------------------------------------------------

Effective May 30, 2001, the Corporation adopted a new compensation structure for directors. On such date, Greg Allemann was granted options to purchase 25,000 Common Shares at an exercise price of C$1.95 to vest over three years at a rate of 1/36 per month from date of grant with an expiration date of seven years from date of grant. Annually, each of Peter Jollymore, Joe Culp and Greg Allemann, upon confirmation of their appointment for the following year at the Annual Meeting of Shareholders, will be granted options to purchase 10,000 Common Shares at an exercise price equal to the closing price of Common Shares on The Toronto Stock Exchange (the "TSE") on the day immediately prior to the date of grant. These options, which are to be granted 72 hours after the Annual Meeting of Shareholders, will vest 12 months from the date of grant and will have an the expiration date of seven years from date of grant. Annually, 72 hours after the Annual Meeting of Shareholders, each director who is a chairman of a committee of the Board of Directors and not a member of management of the Corporation will receive options to purchase an additional 5,000 Common Shares at an exercise price equal to the closing price of Common Shares on the TSE on the day immediately prior to the date of grant, such options to vest 12 months from the date of grant and to an expiration date of seven years from date of grant. Joe Culp and Greg Allemann each receive a payment of $1,000 per day, per meeting attended in person, including travel time.

Directors' and Officers' Liability Insurance

The Corporation maintains liability insurance for directors and officers of the Corporation. The policy does not distinguish between the liability insurance for its directors and officers, the coverage being the same for both groups.
The premium for the twelve-month period ending November 21, 2001 is $363,000, all of which is borne by the Corporation. The policy limit is $20,000,000 with a $200,000 retention for securities claims and a $100,000 retention for non-securities claims. The individual directors and officers of the Corporation are insured against losses arising from claims against them for certain of their acts, errors or omissions in such capacity. The Corporation is insured against losses arising out of any liability to indemnify a director or officer.

Employment Agreements

Each of the Named Executive Officers, except Mr. Bier, entered into an employment agreement with the Corporation dated July 17, 2000. The Corporation and Mr. Bier are in the process of settling the terms of his employment agreement.

Pursuant to these agreements, the annual base salary for each officer is as follows: Mr. LeBrun, $220,000; Mr. Verner, $110,000; Ms. Henderson, $210,000; and Mr. Cameron, $110,000. Mr. Harrington's employment was terminated on March 19, 2001. These base salaries are subject to review by our Board of Directors in its discretion. Further, the officers (other than Mr. Bier) are entitled to an annual bonus, up to a maximum of 50% of his or her annual base salary, as determined by our Board of Directors in its discretion based upon target profit and revenue performance levels and upon individual performance. In addition, pursuant to the terms of the employment agreements with each of the Named Executive Officers, (other than Mr. Bier) he or she is subject to non-competition provisions during his or her employment and for 12 months thereafter and to confidentiality restrictions.

With respect to each of the Named Executive Officers (other than Mr. Bier), the employment agreement provides that in the event of termination without cause the executive officer is entitled to monthly severance payments equal to his or her respective base salary for one year, continued benefits coverage for one year and the pro rata portion of any earned bonus and to exercise vested options and any unvested options that otherwise would have vested in the 12-month period following the date of termination. In the event of termination for cause, the Named Executive Officer (other than Mr. Bier) is entitled to receive his or her respective salary and bonus through the date of termination and to exercise vested options for which the executive officer had provided notice of exercise prior to the date of termination.

In the event of a change of control of ImagicTV, which is defined as the acquisition by a person of 51% or more of our outstanding voting shares, the employment agreements with the Named Executive Officers other than Mr. Bier, provide that the Corporation may terminate the employment of the Executive Officer. Each Named Executive Officer (other than Mr. Bier) also has the right to terminate his or her employment in the event of a change of control. The Named Executive Officers (other than Mr. Bier) are each entitled to a severance payment equal to his or her respective accrued base salary and the pro-rated portion of any earned bonus. In addition each Named Executive Officer (other than Mr. Bier) has the right, on termination, to exercise, within 90 days, any options granted to that executive officer, regardless of vesting date.

Performance Graph

     The following performance graph illustrates for the fiscal periods indicated, the cumulative return to Shareholders of an investment in Common Shares compared to the cumulative total shareholder return on the TSE 300 Total Return, the Nasdaq Composite and the Nasdaq Computer indicies assuming an investment of $100 on November 21, 2000, the date upon which Common Shares were first listed on the TSE and were first quoted on the Nasdaq National Market.

                                    [GRAPH]



              Table Showing Relative Cumulative Total Return Data Used in Stock Performance Graph
---------------------------------------------------------------------------------------------------------------
                                          November 21, 2000       December 31, 2000       February 28, 2001
---------------------------------------------------------------------------------------------------------------
TSE 300 Total Return                            $100.00                  $99.11                   $89.63
---------------------------------------------------------------------------------------------------------------
Nasdaq Composite                                $100.00                  $86.04                   $74.94
---------------------------------------------------------------------------------------------------------------
Nasdaq Computer                                 $100.00                  $77.24                   $64.13
---------------------------------------------------------------------------------------------------------------
ImagicTV                                        $100.00                  $59.64                   $34.64
---------------------------------------------------------------------------------------------------------------


INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

As at June 20, 2001, no amount was owed to the Corporation or any of its subsidiaries by any director, executive officer or senior officer of the Corporation.

INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS

No insider or proposed nominee for election as a director, and no associate or affiliate of any of the foregoing persons, has or had any material interest, direct or indirect, in any transaction during the fiscal year ended February 28, 2001, or in any proposed transaction which in either such case has materially affected or will materially affect the Corporation or any of its subsidiaries, other than the following:

Technology Agreements

On April 19, 1999, the Corporation entered into a licensing agreement with NBTel. Pursuant to this agreement, NBTel received a perpetual, non-exclusive license to use the Corporation's DTV Manager software ("DTV Manager") in the Province of New Brunswick for cash consideration of C$500,000 and future one-time per subscriber royalty payments decreasing from C$150 to C$80 based on the number of active NBTel subscribers to DTV Manager in New Brunswick. In addition, the license agreement provides for the annual payment of fees for maintenance and technical support services in an amount equal to 20% of the total license fees, including the initial fee and cumulative subscriber royalties. If requested by NBTel, the Corporation has agreed to provide consulting and training services at then current rates.

On December 16, 1999, NBTel assigned the license agreement to Aliant, and the license agreement was amended to include a license for the Corporation's pcVu software product and to expand the geographic territory of the license to the provinces of Nova Scotia, Prince Edward Island and Newfoundland on an exclusive basis. In connection with the assignment and amendment, Aliant agreed to pay the Corporation cash consideration amounting to C$900,000, of which C$500,000 was paid on January 31, 2000, C$200,000 was paid on January 31, 2001 and C$200,000 is due on January 31, 2002. Under the amended agreement, the future one-time per subscriber royalty payments based on the number of subscribers also applies to subscribers in Nova Scotia, Prince Edward Island and Newfoundland. In accordance with the amended agreement, MTT, the incumbent local exchange carrier in the Province of Nova Scotia and a subsidiary of Aliant, has licensed and has commercially deployed DTV Manager.

On January 16, 2001, the license agreement was further amended to include a sale of 40,000 subscriber-based licenses for C$3,200,000, payable in non-refundable instalments of C$1,600,000 paid to the Corporation on January 16, 2001 and C$1,600,000 due on February 28, 2002.

Through February 28, 2001, the Corporation recorded revenues from NBTel totalling C$1,866,100 in one-time per subscriber royalty payments. In the fiscal year ended February 28, 2001, NBTel made payments to the Corporation for maintenance and technical support services of C$100,000.

In addition, the Corporation has supplied NBTel and Aliant with set-top boxes at little or no mark-up above the Corporation's cost. The Corporation received revenues of $462,000 in fiscal 1999, $180,000 in fiscal 2000 and $1.0 million in fiscal 2001 from the sales of set-top boxes to NBTel and Aliant.

In November 1999, the Corporation entered into a license agreement with Newbridge Networks Corporation ("Newbridge"), which was then one of the Corporation's principal shareholders and is now part of Alcatel. Pursuant to this agreement, Newbridge received a license to use DTV Manager for internal testing purposes at six technical laboratories. The license also permitted Newbridge to use DTV Manager in sales and marketing demonstrations of its hardware products. In exchange for the license, the Corporation received switching equipment from Newbridge that enables the prioritized transmission of voice, Internet and television data in high-speed, networked environments. The Corporation has used this equipment for research and development purposes. The transaction was recorded at the fair value of the equipment, which amounted to $103,000. In connection with the transaction, the Corporation recorded license fee revenues for the same amount. In February 2000, the Corporation amended the license agreement to provide Newbridge with the opportunity to purchase additional twelve-month site licenses for demonstration purposes. As of February 28, 2001 the Corporation had received aggregate cash consideration of C$40,000 for these additional licenses and $17,000 for a 90-day trial license. The Corporation also currently supplies Newbridge with set-top boxes for laboratory test installations at little or no mark-up above the Corporation's cost. The Corporation received $23,000 in fiscal 2000 and $17,000 in fiscal 2001 from the sales of set-top boxes to Newbridge.

Financings, Loans and Inter-Company Arrangements

During the fiscal year ended February 28, 2000, the Minister of Economic Development, Tourism and Culture for the Province of New Brunswick, through an application filed by Newbridge, indirectly granted the Corporation a repayable government assistance loan in the amount of C$2,560,000 and a forgivable loan in the amount of C$640,000, to assist the Corporation in creating research and development employment in the Province of New Brunswick. The forgivable loan was fully forgiven and recognized in the statement of operations as forgiveness of debt. The repayable loan is repayable in annual installments equal to 1.5% of the license fee revenues of the immediately preceding year, and the balance, if any, is due on February 25, 2006. The repayable loan is interest-free until February 25, 2006 and, if not paid at that date, thereafter will bear interest at 6.3% per annum. As of February 28, 2001, the Corporation has repaid C$34,395 of the principal of the repayable loan.

In addition, the Corporation may be required to accelerate its repayment of the repayable loan if the total number of the Corporation's full-time employees employed in the Province of New Brunswick falls below 92 at any time during the fiscal year ending February 28, 2002. As of February 28, 2001, the Corporation employed approximately 180 full-time employees in the Province of New Brunswick.

In September 2000, the Corporation issued warrants to purchase Common Shares to four of the Corporation's principal shareholders at the time and one other shareholder for an aggregate purchase price of $10,000,000. These warrants were automatically exercised in October 2000. In accordance with the terms of the warrants, each warrantholder was entitled to receive upon completion of a sale of Common Shares to outside investors, for no additional consideration, a number of shares per warrant which reflected the price paid per Common Share by outside investors. As a result of the October 2000 sale of Common Shares to America Online, Inc. and Cisco Systems, Inc. at $11.00 per share, 1.11 Common Shares per warrant were issued upon exercise of the warrants. This resulted in the issuance of the following numbers of Common Shares to these four principal shareholders:
205,157 to Alcatel, 371,001 to Aliant, 126,312 to Celtic House, and 137,727 to Whitecastle.

Leases

The Corporation subleases a portion of its principal executive offices from NBTel. Of the approximately 33,000 square feet that the Corporation occupies at its principal executive offices, it subleases approximately 23,000 square feet from NBTel at a cost of approximately $338,000 per year. The lease on such facility expires in December 2002, subject to a renewal option of one additional year.

APPOINTMENT OF AUDITORS

KPMG LLP, Chartered Accountants, will be nominated for re-appointment as auditors of the Corporation until the next annual meeting of shareholders at a remuneration to be fixed by the directors. KPMG LLP were first appointed auditors on February 22, 2000 and have served continuously as auditors of the Corporation since such date.

OTHER BUSINESS

The Corporation knows of no matter to come before the Meeting other than the matters referred to in the Notice.

BOARD APPROVAL

The contents and sending of this Circular have been approved by the Board of Directors.


                                              /s/ Sue MacQuarrie
                                              -----------------------------
                                              Sue MacQuarrie
                                              Corporate Secretary
June 20, 2001

                                 Schedule "A"



TSE Corporate Governance
------------------------
Committee Guidelines:                           Comments
---------------------                           --------

1.      The Board of Directors should           .  The Board of Directors is
        explicitly assume responsibility           responsible for the
        for stewardship for the                    supervision of management of
        Corporation, and specifically              the Corporation's business
        for:                                       and its affairs. It has the
                                                   statutory authority and
                                                   obligation to protect and
                                                   enhance the assets of the
                                                   Corporation in the interest
                                                   of all shareholders. The
                                                   Corporate Governance
                                                   Guidelines, which include the
                                                   terms of reference of the
                                                   Board of Directors and
                                                   individual directors, set out
                                                   the purpose, procedures and
                                                   organization, and
                                                   responsibilities and duties
                                                   of the Board of Directors and
                                                   its committees.

        (a)  adoption of a strategic            .  The Board of Directors has
             planning process                      the responsibility to review
                                                   and approve the stated
                                                   missions of the business, its
                                                   objectives and goals, and
                                                   the strategy by which it
                                                   proposes to reach those
                                                   goals.

                                                .  The initiative for developing
                                                   the corporate strategy comes
                                                   from management. The Board of
                                                   Directors has the power to
                                                   make suggestions and
                                                   participates in the
                                                   discussion of the strategy,
                                                   responds to and contributes
                                                   ideas and approves or amends
                                                   the strategy. However,
                                                   management leads this
                                                   process. The Board of
                                                   Directors is responsible for
                                                   monitoring management's
                                                   success in implementing the
                                                   strategy.


        (b)  identification of principal        .  In consultation with the
             risks and implementing risk           management, the
             management systems                    independent auditors, and
                                                   the internal auditors, the
                                                   Audit Committee considers the
                                                   integrity of the
                                                   Corporation's financial
                                                   reporting processes and
                                                   controls. The Committee also
                                                   discusses significant
                                                   financial risk exposures and
                                                   the steps management has
                                                   taken to monitor, control,
                                                   and report such exposures.
                                                   The Audit Committee also
                                                   reviews significant findings
                                                   prepared by the independent
                                                   auditors and the internal
                                                   auditing department together
                                                   with management's responses.

TSE Corporate Governance
------------------------
Committee Guidelines:                           Comments
---------------------                           --------

        (c)  succession planning and            .  The HR Committee reviews and
             monitoring senior management          annually approves,
                                                   management's succession plans
                                                   for executive management
                                                   (including specific
                                                   development plans and career
                                                   planning for potential
                                                   successors) and makes
                                                   recommendations to the Board
                                                   of Directors.

                                                .  Succession and management
                                                   development planning is one
                                                   of the written objectives of
                                                   the Chief Executive Officer.
                                                   The Chief Executive Officer
                                                   is required to create,
                                                   maintain and review with the
                                                   Board of Directors an annual
                                                   plan for the development and
                                                   succession of senior
                                                   management.

                                                .  The performance of management
                                                   is annually reviewed.

        (d)  communication policy               .  The Chief Executive Officer
                                                   is required to ensure there
                                                   is appropriate communication
                                                   with shareholders and the
                                                   investment community in order
                                                   to promote an equitable
                                                   market value for the
                                                   Corporation's shares. Through
                                                   the Audit Committee all
                                                   public financial information
                                                   is reviewed and recommended
                                                   to the Board of Directors for
                                                   approval prior to its
                                                   release.

        (e)  integrity of internal control      .  The Board of Directors
             and management                        ensures the integrity of
             information systems                   internal control and
                                                   management information
                                                   systems through its
                                                   delegation to various
                                                   committees.

2.      Majority of directors are               .  An "unrelated" director
        "unrelated".                               under the policy is:


                                                   1.  independent from
                                                       management;

                                                   2.  free from any interest
                                                       and any business or other
                                                       relationship which could
                                                       materially interfere with
                                                       his or her ability to act
                                                       in the best interests of
                                                       the Corporation; and

                                                   3.  able to exercise
                                                       objective judgement
                                                       independent from
                                                       management.

TSE Corporate Governance
------------------------
Committee Guidelines:                           Comments
---------------------                           --------

3.  Disclose whether each director              .  The Corporation does not
    is "unrelated".                                have a "significant
                                                   shareholder". The guidelines
                                                   define a "significant
                                                   shareholder" as a shareholder
                                                   with the ability to exercise
                                                   a majority of the votes for
                                                   the election of the Board of
                                                   Directors. Mr. LeBrun,
                                                   President and Chief Executive
                                                   Officer of the Corporation,
                                                   is a related director. If
                                                   elected at the Meeting, Mr.
                                                   LeBrun will be the only
                                                   director who is not an
                                                   unrelated director.

                                                .  The remainder of the present
                                                   directors and nominees for
                                                   election to the Board of
                                                   Directors are unrelated.

4.  Appoint a committee                         .  The Corporate Governance
    responsible for                                Committee is required to
    appointment/assessment of                      assess and make
    directors, composed of a                       recommendations regarding
    majority of unrelated directors.               the Board of Directors'
                                                   effectiveness and to
                                                   establish a process for
                                                   identifying, recruiting,
                                                   appointing, and reappointing
                                                   directors. The Corporate
                                                   Governance Committee
                                                   is presently composed
                                                   exclusively of unrelated
                                                   directors.

5.  Implement a process for                     .  The Corporate Governance
    assessing the effectiveness of                 Committee carries out an
    the Board, its committees                      annual assessment process
    and individual directors.                      whereby the effectiveness
                                                   of the Board as a whole and
                                                   individual directors will
                                                   reviewed, and the Board of
                                                   Directors' relationship with
                                                   management is assessed.

                                                .  Individual director
                                                   evaluation also takes place
                                                   as part of the nominating
                                                   process conducted annually by
                                                   the Corporate Governance
                                                   Committee.

6.  Provide orientation and                     .  Management maintains
    education programs for new                     background materials to
    directors.                                     assist new and existing
                                                   Board members. Such materials
                                                   will be subject to periodic
                                                   review and approval by the
                                                   Corporate Governance
                                                   Committee and the Board of
                                                   Directors and updated from
                                                   time to time.

7.  Consider reducing the size of the           .  The Board of Directors is
    Board, with a view to improve                  small enough for
    effectiveness.                                 constructive interaction to
                                                   take place but at the same
                                                   time large enough to
                                                   encompass a broad
                                                   representation of skills and
                                                   experience.

TSE Corporate Governance
------------------------
Committee Guidelines:                           Comments
---------------------                           --------

8. Review compensation of                       .  The Corporate Governance
   directors in light of risks and                 Committee reviews and
   responsibilities.                               recommends to the Board of
                                                   Directors the compensation
                                                   and benefits of members of
                                                   the Board of Directors.
                                                   In this respect, the
                                                   Committee analyzes market
                                                   data, time commitments, fees
                                                   payable by other similar
                                                   organizations and the
                                                   responsibilities of directors
                                                   in general.

9.  Committees should generally be              .  All committees are composed
    composed of non-management                     entirely of non-management
    directors and the majority of                  directors, all of whom are
    committee members should be                    unrelated directors. The
    unrelated.                                     President and Chief
                                                   Executive Officer
                                                   participates in meetings of
                                                   committees of the Board of
                                                   Directors by invitation only.

10.  Appoint a committee responsible            .  The Corporate Governance
     for determining the Corporation's             Committee is responsible
     approach to corporate governance              for governance issues,
     issues.                                       including recommending to
                                                   the Board of Directors for
                                                   approval the Corporation's
                                                   disclosure in response to the
                                                   Guidelines, an annual review
                                                   of all terms of reference, a
                                                   periodic review of the Board
                                                   of Directors and committee
                                                   composition and ensuring on
                                                   behalf of the Board of
                                                   Directors that the corporate
                                                   governance system effectively
                                                   supports the discharge of its
                                                   obligations to the
                                                   shareholders of the
                                                   Corporation.
11.  Define limits to management's
     responsibilities by developing
     mandates for:

     (i)  the Board of Directors, and           .  The Board of Directors has
                                                   a broad responsibility for
                                                   supervising the management of
                                                   the business and affairs of
                                                   the Corporation. This is
                                                   reflected in its term of
                                                   reference. The Board of
                                                   Directors has approved a
                                                   framework for delegation from
                                                   the Board to executive
                                                   management.

     (ii)  the Chief Executive Officer.         .  There are terms of
                                                   reference for the Chief
                                                   Executive Officer. As well,
                                                   his annual performance
                                                   objectives, which are
                                                   reviewed and approved by the
                                                   Board of Directors,
                                                   constitute his mandate and
                                                   further define the
                                                   responsibilities of
                                                   management.

                                                .  The Board of Directors
                                                   reviews the performance of
                                                   the Chief Executive Officer
                                                   against such annual
                                                   objectives.

TSE Corporate Governance
------------------------
Committee Guidelines:                           Comments
---------------------                           --------

12. Establish procedures to enable              .  The Corporate Governance
    the Board to function                          Committee is responsible
    independently of management.                   for putting structures and
                                                   processes in place to ensure
                                                   the Board of Directors can
                                                   function independently.

                                                .  The independence of the Board
                                                   of Directors is further
                                                   enabled through the
                                                   separation of the positions
                                                   of Chairman and Chief
                                                   Executive Officer.

                                                .  A committee may request the
                                                   assistance of external
                                                   advisors to research,
                                                   investigate and report on
                                                   matters within a committee's
                                                   terms of reference. This
                                                   request should be co-
                                                   ordinated through the
                                                   Chairman of the Board of
                                                   Directors and the Chief
                                                   Executive Officer. Members of
                                                   the Board of Directors can
                                                   request at any time, through
                                                   the Corporate Governance
                                                   Committee, a meeting
                                                   restricted to outside members
                                                   of the Board of Directors for
                                                   the purpose of discussing
                                                   matters independently of
                                                   management.

13. (i)  Establish an Audit Committee           .  The Audit Committee is
         with a specifically defined               responsible for reviewing
         mandate.                                  audit functions and the
                                                   of Directors all public
                                                   disclosure information such
                                                   as financial statements,
                                                   quarterly reports, financial
                                                   news releases, annual
                                                   information forms,
                                                   management's discussion and
                                                   analysis and prospectuses.

                                                .  The Audit Committee also
                                                   ensures that management has
                                                   effective internal control
                                                   systems and an appropriate
                                                   relationship with the
                                                   external auditors and meets
                                                   regularly with them, without
                                                   management present.

    (ii) Members of the Audit                   .  The Audit Committee is
         Committee should be composed of           composed entirely of
         only outside directors.                   outside directors.

14. Implement a system to enable                .  A request for such can be
    individual directors to engage                 made to the Corporate
    outside advisors, at the                       Governance Committee.
    corporation's expense.